Exhibit 99.1
Mesa Air Group, Inc. Comments on Recent Court Proceedings
PHOENIX, Oct. 31, 2007 /PRNewswire-FirstCall/ — Mesa Air Group, Inc. (Nasdaq: MESA) announced today that it will seek to overturn the ruling rendered today by the United States Bankruptcy Court for the District of Hawaii in the breach of contract lawsuit brought by Hawaiian Airlines, Inc. Under that ruling, the court found Mesa violated the terms of a confidentiality agreement with Hawaiian Airlines and awarded Hawaiian $80 million in damages. This ruling arises out of the Court’s finding that the Company’s executive vice president and chief financial officer, George Peter Munane, intentionally and in bad faith destroyed evidence pertinent to Hawaiian’s case against Mesa. Mr. Murnane was placed on administrative leave effective September 21, 2007, pending the conclusion of the Company’s internal investigation regarding Mr. Murnane’s actions. While Mesa intends to appeal this ruling, it anticipates it will be required to post a bond or letter of credit as security for the judgment amount in connection with the appeal.
The Court rejected Hawaiian’s bid to prohibit go! from selling tickets, which Mesa believes was Hawaiian’s primary intention in filing suit. go!’s regularly scheduled services are ongoing and the Company remains committed to provide the highest quality lowest cost service in the Hawaiian inter-island market.
“We are obviously very disappointed with this judgment. The order is not a result of a jury finding, but from a Bankruptcy Judge who entered sanctions against Mesa concerning evidentiary issues. We believe these sanctions went too far and that an impartial appellate court will find the sanctions and this judgment should be set aside,” said Jonathan Ornstein, Chairman and Chief Executive of Mesa Airlines.
“As we have pointed out from the inception of this case, Hawaiian’s true motive in filing suit was to stifle competition and maintain the high fares and reduced capacity fostered by the inter-island duopoly led by Hawaiian Airlines. As the only low cost airline operating in the Hawaii inter-island market we are committed to providing affordable travel to the neighbor islands,” continued Mr. Ornstein.
Mesa currently operates 185 aircraft with over 1,100 daily system departures to 184 cities, 45 states, the District of Columbia, Canada, the Bahamas and Mexico. Mesa operates as Delta Connection, US Airways Express and United Express under contractual agreements with Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines and go!. In June 2006 Mesa launched inter-island Hawaiian service as go!. This operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees.

Mesa is a member of the Regional Airline Association and Regional Aviation Partners and was named Airline Transport World magazine’s Regional Airline of the year in 1992 and 2005.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected.